Exhibit 99.1

Dendrite Provides Fourth Quarter Outlook

Bedminster, N.J., December 8, 2005 - Dendrite International, Inc. (NASDAQ: DRTE) today provided its outlook for the quarter ending December 31, 2005. The Company stated that while some important new sales contracts have been closed and its marketing solutions groups expect a strong quarter, several transactions previously expected for the fourth quarter will not close in the period or will close too late in the quarter to generate revenue. Further, Dendrite noted that recent currency movements were also adversely affecting revenue expectations. Consequently, the Company expects revenues for the quarter to be in the range of approximately $106-$108 million.

Dendrite also stated that its expenses, including severance, were expected to be greater than originally anticipated. In addition, the Company said its effective tax rate could increase and negatively impact GAAP E.P.S by $0.01 and adjusted E.P.S by as much as $0.02 due to possible shifts in relative profitability between high and low tax jurisdictions. These items, coupled with the lowered revenue outlook, result in the Company now expecting GAAP E.P.S in the range of approximately ($0.01) to $0.04 per diluted share. Excluding approximately $1.2 million of non-cash expense pertaining to acquisition related intangible assets, adjusted E.P.S is expected to be in the range of approximately $0.00 to $0.06 per diluted share.

The Company stated that while it was disappointed by its outlook for the fourth quarter, it is taking a number of actions to enhance revenue and profit growth within the business. Dendrite simultaneously announced the appointment of its new Executive Vice President and CFO, Jeff Bairstow. Along with the recent appointment of Joseph Ripp as President and COO, the Company stated that it feels confident it now has the leadership team and strategy in place to propel the Company toward its next phase of growth.

Dendrite plans to release its 2005 fourth quarter and full year earnings and provide its 2006 outlook on February 7, 2006.

This outlook is based on current expectations and assumptions and constitutes "forward-looking information." The Company can give no assurance that such expectations and assumptions will prove to be correct. The Company does not intend to update such outlook to reflect actual results or changes in expectations or assumptions during the period other than in connection with regularly scheduled earnings releases.

Additionally, at such time in the future as the Company may provide additional revenue, earnings and other outlook information (including subsequent outlook provided as part of its quarterly sales and earnings releases), prior revenues, earnings or other related outlook should no longer be considered current.

ABOUT DENDRITE

FOUNDED IN 1986, DENDRITE INTERNATIONAL (NASDAQ: DRTE) PROVIDES DIVERSIFIED SALES, MARKETING, CLINICAL AND COMPLIANCE SOLUTIONS TO THE GLOBAL LIFE SCIENCES AND PHARMACEUTICAL INDUSTRY. WITH CLIENTS IN MORE THAN 50 COUNTRIES, INCLUDING THE WORLD’S TOP 20 PHARMACEUTICAL COMPANIES, DENDRITE STRIVES TO BE THE FIRST SOURCE FOR EXPERT PROMOTIONAL AND SALES EFFECTIVENESS SOLUTIONS. FOR MORE INFORMATION, PLEASE VISIT WWW.DENDRITE.COM.

Investor Relations
Christine Croft
908-443-4265
christine.croft@dendrite.com

Note: Dendrite is a registered trademark of Dendrite International, Inc.

This document contains forward-looking statements that may be identified by such forward-looking terminology as "expect," "believe," "anticipate," "will," "intend," "plan," "target," "outlook," "guidance," and similar statements or variations. Such forward-looking statements are based on our current expectations, estimates, assumptions and projections and involve significant risks and uncertainties, including risks which may result from our dependence on the pharmaceutical industry; fluctuations in quarterly revenues due to lengthy sales and implementation cycles for our products and due to the variability in decisions making time periods and budget limitations of our pharmaceutical customers; our fixed expenses in relation to fluctuating revenues and variations in customers' budget cycles; dependence on certain major customers; changes in demand for our products and services attributable to any weakness experienced in the economy or mergers, acquisitions and consolidations in the pharmaceutical industry; successful and timely development and introduction of new products and versions; rapid technological changes; risks associated with foreign currency fluctuations as they affect our non-U.S. operations; increased competition; risks associated with our expanded international operations and our ability to adopt and respond successfully to the unique risks involved in our non-U.S. operations; risks associated with acquisitions; our ability to effectively manage our growth; the protection of our proprietary technology; our ability to compete in the Internet-related products and services market; the continued demand for Internet-related products and services; the ability of our third party vendors to respond to technological change; our ability to maintain our relationships with third-party vendors; less favorable than anticipated results from strategic relationships or acquisitions; dependence of data solutions on strategic relationships; events which may affect the U.S. and world economies; and catastrophic events which could negatively affect our information technology infrastructure. Other important factors that should be reviewed and carefully considered are included in the Company's 10-K, 10-Qs, and other reports filed with the SEC. Actual results may differ materially. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in expectations or assumptions or other changes affecting such forward-looking statements, even if such results or changes make it clear that any such projected results will not be achieved. Our outlook and other forward-looking information are as of the date of this release only. At any such time in the future as the Company may provide revenue, earnings and other outlook information, prior related outlook should no longer be considered current. All outlook and other forward-looking statements are as of the date of this release only.